AMENDMENT NO. 2 DATED MARCH 28, 2022	Filed Pursuant to Rule 424(b)(5)
(To Prospectus dated January 14, 2022)	Registration No. 333-262183

Up to $46,599,401

Common Shares

This Amendment No. 2 (this “Amendment”) amends our prospectus supplement and the accompanying prospectus, dated January 14, 2022 (File No. 333-262183) (the “Prospectus”) relating to our common shares, without par value, that we may offer and sell from time to time in accordance with the terms of the Equity Distribution Agreement, dated January 14, 2022 (the “Equity Distribution Agreement”) that we entered into with Canaccord Genuity LLC (“Canaccord”), acting as our sales agent. This Amendment should be read in conjunction with the Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prospectus. This Amendment is not complete without, and may only be delivered or utilized in connection with, the Prospectus, and any future amendments or supplements thereto.

Our common shares are listed for trading on the Nasdaq Capital Market (“Nasdaq”), under the symbol “CLVR.” On March 25, 2022, the closing sale price of our common shares as reported by Nasdaq was $3.84 per common share. On March 21, 2022, one week before filing this Amendment, the closing sale price of our common shares as reported by Nasdaq was $1.14.

During the year ended December 31, 2021, the high and low closing prices for our common shares were $19.20 and $3.07, respectively, with an intraday high and low of $19.46 and $2.98, respectively. In 2022, through the date of this Amendment, the high and low closing prices for our common shares were $3.84 and $0.91, respectively, with an intraday high and low of $3.98 and $0.91, respectively. We have recently experienced price volatility in our stock and, while we are continuing to execute our business strategy, we have not had any recent change in our financial condition or results of operations that is consistent with the recent change in our stock price. The stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to a company’s operating performance. As a result of this volatility, investors may experience losses on their investment in our securities.

Sales of our common shares, if any, under the Prospectus, as amended by this Amendment, may be made by any method that is deemed to be an “at the market offering” as defined in Rule 415(a)(4) under the Securities Act of 1933, as amended (the “Securities Act”), including sales made directly on or through Nasdaq or any other existing trading market for our common shares. Subject to terms of the Equity Distribution Agreement, Canaccord is not required to sell any specific number or dollar amount of common shares but will act as our sales agent, using commercially reasonable efforts to sell on our behalf all of the common shares requested to be sold by us consistent with its normal trading and sales practices, on terms mutually agreed between Canaccord and us. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

Canaccord is entitled to compensation under the terms of the Equity Distribution Agreement at a fixed commission rate not to exceed 3.0% of the gross proceeds from each issuance and sale of our common shares. In connection with the sale of our common shares on our behalf, Canaccord will be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation of Canaccord will be deemed to be underwriting commissions or discounts. We have also agreed to provide indemnification and contribution to Canaccord against certain civil liabilities, including liabilities under the Securities Act.

On March 24, 2022, we filed Amendment No. 1 to the Prospectus Supplement (“Amendment No. 1”) indicating that we were, at that time, subject to General Instruction I.B.6 of Form S-3, which limited the amounts that we were able sell under the registration statement of which Amendment No. 1, the Prospectus, the Prospectus Supplement and this Amendment form a part. We are currently no longer subject to the limitations under General Instruction I.B.6 of Form S-3 and, therefore, in accordance with the terms of the Equity Distribution Agreement, we may offer and sell our common shares having an aggregate offering price of up to $46,599,401 from time to time through Canaccord.

We are an “emerging growth company” and a “smaller reporting company” as those terms are defined under the federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements.

You should rely only on the information contained herein or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized any other person to provide you with different information.

Investing in our securities involves a high degree of risk. Risks associated with an investment in our securities are described in this prospectus supplement and certain of our filings with the Securities and Exchange Commission incorporated by reference into the Prospectus, as amended by this Amendment. Before buying any securities, you should carefully read the discussion of material risks of investing in our securities in “Risk Factors” beginning on page S-2 of the prospectus supplement and on page 3 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Amendment and the Prospectus. Any representation to the contrary is a criminal offense.

Canaccord Genuity

March 28, 2022

Explanatory Note

This Amendment supplements the Prospectus Supplement dated January 14, 2022 to amend the information presented on the cover of the Prospectus Supplement, as previously amended by Amendment No. 1, and with respect to the “Risk Factors” section of the Prospectus Supplement dated January 14, 2022. The risk factors under the captions contained within this Amendment are the only risk factors being updated, and this Amendment does not otherwise change or update the risk factors set forth in the Prospectus. Except as set forth on the cover page, no other information in the Prospectus Supplement dated January 14, 2022 is changed by the filing of this Amendment.

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RISK FACTORS

An investment in our common shares involves a high degree of risk. Before deciding to invest in our common shares, you should carefully consider the risks and uncertainties described below, together with all of the other information contained in this prospectus supplement and the accompanying prospectus, including those risks and uncertainties described in the “Risk Factors” sections of the accompanying prospectus, the section entitled “Risk Factors” in our most recent annual report on Form 10-K incorporated by reference herein (together with any material changes thereto contained in subsequently filed quarterly reports on Form 10-Q, current reports on Form 8-K or other documents that we file with the SEC, which are incorporated herein by reference as described under the heading “Where You Can Find More Information”), as well as any amendment or update to our risk factors reflected in subsequent filings with the SEC. Other risks and uncertainties that we do not presently consider to be material, or of which we are not presently aware, may become important factors that affect our future financial condition and results of operations. If any of the following risks actually occurs, our business, financial condition, results of operations, liquidity and prospects could suffer materially, the trading price of our common shares could decline and you could lose all or part of your investment. See also “Cautionary Note Regarding Forward-Looking Statements”.

Risks Related to Ownership of Our Securities

The market price of our securities has recently been volatile and may be volatile in the future, and, as a result, investors in our securities could incur substantial losses.

Our common shares and warrants began trading on Nasdaq on December 18, 2020 in connection with the closing of the Business Combination. During the year ended December 31, 2021, the high and low closing prices for our common shares were $19.20 and $3.07, respectively, with an intraday high and low of $19.46 and $2.98, respectively. In 2022, through the date of this Amendment, the high and low closing prices of our common shares were $3.84 and $0.91, respectively, with an intraday high and low of $3.98 and $0.91, respectively. We have recently experienced price volatility in our stock and, while we are continuing to execute our business strategy, we have not had any recent change in our financial condition or results of operations that corresponds to the recent increase in our stock price. As a result of this volatility, investors may experience losses on their investment in our securities.

The stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to a company’s operating performance. This market volatility, as well as general economic, market and political conditions, could further reduce the market price of our securities regardless of our operating performance. In addition, the market price for our securities may be influenced by many factors, including variations in our quarterly or annual results of operations, operating results of other companies in our industry, additions or departures of key management personnel, changes in our earnings estimates or failure to meet financial forecasts we publicly disclose or analysts’ earnings estimates, publication of research reports about our industry, litigation and government investigations, changes or proposed changes in laws or regulations or differing interpretations or enforcement thereof affecting our business, including actual or perceived legal developments in the United States in connection with federal legalization of cannabis, our ability or inability to raise additional capital and the terms on which we raise it, changes in market valuations of similar companies or speculation in the press or the investment community with respect to us or our industry, negative media coverage, adverse announcements by us or others and developments affecting us, announcements by our competitors of significant contracts, acquisitions, dispositions, strategic partnerships, joint ventures or capital commitments, the success of competitive products or technologies, trading volume of our securities and the exercise of warrants, actions by institutional shareholders, the possible effects of war, terrorism and other hostilities, natural disasters and other adverse weather and climate conditions, changes in general conditions in the economy or the financial markets or other developments affecting the industry in which we operate, and increases in market interest rates that may lead investors in our common shares to demand a higher yield, and in response the market price of our common shares could decrease significantly.

Further, in the past, following periods of volatility in the overall market and the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. If this occurs, it could cause our stock price to fall and may expose us to lawsuits that, even if unsuccessful, could be costly to defend and a distraction to management.

A possible “short squeeze,” due to a sudden increase in demand of our common shares that largely exceeds supply, may lead to additional price volatility.

Historically there has not been a large short position in our common shares. However, in the future investors may purchase our common shares to hedge existing exposure or to speculate on the price of our common shares. Speculation on the price of our common shares may involve long and short exposures. To the extent an aggregate short exposure in our common shares becomes significant, investors with short exposure may be required to pay a premium to purchase shares for delivery to share lenders if purchases are made when the price of our common shares is experiencing a significant increase, particularly over a short period of time. Those purchases may in turn, dramatically increase the price of our common shares. This is often referred to as a “short squeeze.” A short squeeze could lead to additional volatility in our common shares that is not directly correlated to our operating performance.

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